Change in Registered Public Accounting Firm - Tait, Weller & Baker LLP has resigned as the Fund’s Registered Public Accounting Firm. On April 21, 2023, Sanville & Company, was selected, and approved by the Fund’s Audit Committee, to serve as the independent registered public accounting firm for the American Growth Fund, Inc. for its fiscal year ending July 31, 2023. The reports of Tait, Weller & Baker LLP, the predecessor independent registered public accounting firm, on the financial statements of the Fund for the fiscal years ended July 31, 2021 through July 31, 2022 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. In addition, there were no disagreements or reportable events between the American Growth Fund, Inc. and Tait, Weller & Baker LLP, on accounting principles, financial statement disclosures or audit scope, which, if not resolved to the satisfaction of Tait, Weller & Baker LLP, would have caused them to make reference to the disagreement in their reports on the financial statements for such years.